Exhibit 99.1

ITHAX Acquisition Corp III Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing January 20, 2026

NEW YORK, January 16, 2026 (GLOBE NEWSWIRE) -- ITHAX Acquisition Corp III (NASDAQ: ITHAU) (the “Company”) announced that, commencing January 20, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on the Nasdaq Global Market under the symbols “ITHA” and “ITHAW,” respectively. Those units not separated will continue to trade on the Nasdaq Global Market under the symbol “ITHAU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About ITHAX Acquisition Corp III

ITHAX Acquisition Corp III (www.ithaxacquisition.com) is a newly organized blank check company sponsored by Orestes Fintiklis, founder of Ithaca Capital Partners, a private equity manager. Orestes Fintiklis was also sponsor and Chief Executive Officer of ITHAX Acquisition Corp.

Media Contact

Orestes Fintiklis

info@ithaxacquisition.com